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Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement
As of September 30, 2005

Index to Supplement

ARCH CAPITAL GROUP LTD. REPORTS 2005 THIRD QUARTER RESULTS

        HAMILTON, BERMUDA, October 27, 2005—Arch Capital Group Ltd. (NASDAQ: ACGL) reports that, as a result of the significant level of catastrophic events in the 2005 third quarter, it incurred a net loss of $86.3 million, or $1.15 per share on a pro forma basis (see page 2), compared to net income of $18.0 million, or $0.25 per share, for the 2004 third quarter. For the nine months ended September 30, 2005, the Company reported net income of $155.6 million, or $2.09 per share, compared to $209.8 million, or $2.91 per share, for the nine months ended September 30, 2004. The Company's diluted book value per share increased by 4.1% to $32.29 at September 30, 2005 from $31.03 per share at December 31, 2004 (see "Calculation of Book Value Per Share" in the Supplemental Financial Information section of this release). All per share amounts discussed in this release are on a diluted basis. Due to the net loss recorded for the 2005 third quarter, reported average shares outstanding for the 2005 third quarter do not include 40.0 million shares of dilutive securities since the inclusion of such securities would have had an anti-dilutive effect on the loss per share under GAAP (see page 2). We have included such shares on a pro-forma basis in order to make comparisons to prior periods meaningful. Under GAAP, the reported net loss per share was $2.48.

        The Company also reported an after-tax operating loss of $81.9 million for the 2005 third quarter, or $1.09 on a pro forma basis (see page 2), compared to after-tax operating income of $9.1 million, or $0.12 per share, for the 2004 third quarter, and $144.4 million, or $1.94 per share, for the nine months ended September 30, 2005, compared to $202.8 million, or $2.81 per share, for the nine months ended September 30, 2004. Operating income or loss, a non-GAAP measure, is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, certain non-cash compensation and other income or loss, net of income taxes. See page 6 for a further discussion of operating income and Regulation G.

        In the 2005 third quarter, the Company recorded estimated after tax net losses of $250.9 million related to Hurricanes Dennis, Emily, Katrina and Rita and the European Floods, after reinsurance and net of reinstatement premiums, and, in the 2004 third quarter, the Company recorded estimated after tax net losses of $144.6 million related to Hurricanes Charley, Frances, Ivan and Jeanne and Typhoon Songda, after reinsurance and net of reinstatement premiums. With respect to the 2005 events, the estimates were based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company's clients and brokers and a review of the Company's in-force contracts. Due to the size and complexity of Hurricane Katrina, substantial uncertainty remains regarding total covered losses for the insurance industry and the assumptions underlying the Company's estimates relating to the hurricane. In addition, actual losses from Hurricane Katrina may increase if the Company's reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or otherwise unavailable. The Company's actual losses from all of these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and, in the case of the hurricanes, attendant coverage issues.

        Gross and net premiums written for the 2005 third quarter were $1.05 billion and $787.3 million, respectively, compared to $927.7 million and $743.2 million, respectively, for the 2004 third quarter, and $2.97 billion and $2.31 billion, respectively, for the nine months ended September 30, 2005, compared to $2.75 billion and $2.3 billion, respectively, for the nine months ended September 30, 2004. The Company's combined ratio was 117.7% for the 2005 third quarter, compared to 103.4% for the 2004 third quarter, and 98.9% for the nine months ended September 30, 2005, compared to 93.6% for the nine months ended September 30, 2004.

        The following table summarizes the Company's underwriting results:

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
(U.S. dollars in thousands)	2005	2004	2005	2004
Gross premiums written	$1,048,042	$927,658	$2,969,487	$2,753,769
Net premiums written	787,304	743,229	2,310,833	2,304,463
Net premiums earned	747,775	735,408	2,184,735	2,166,633
Underwriting income (loss)	(130,854)	(23,766)	32,156	141,964
Combined ratio	117.7%	103.4%	98.9%	93.6%

        The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of operating income to net income and related diluted per share amounts:

	(Unaudited) Three Months Ended September 30,			(Unaudited) Nine Months Ended September 30,
	2005		2004	2005	2004
(U.S. dollars in thousands, except per share data)	As Reported (1)	Pro Forma (1)	As Reported	As Reported	As Reported
Operating income (loss)	$(81,923)	$(81,923)	$9,117	$144,377	$202,802
Net realized gains (losses)	(10,580)	(10,580)	12,805	(8,311)	18,170
Net foreign exchange gains (losses)	6,788	6,788	(1,787)	21,416	(2,004)
Non-cash compensation	(576)	(576)	(2,168)	(1,889)	(7,091)
Other income (loss)	—	—	62	—	(2,111)

Net income (loss)	$(86,291)	$(86,291)	$18,029	$155,593	$209,766

Per share results (2):
Operating income (loss)	$(2.36)	$(1.09)	$0.12	$1.94	$2.81
Net realized gains (losses)	(0.30)	(0.14)	0.18	(0.11)	0.25
Net foreign exchange gains (losses)	0.20	0.09	(0.02)	0.29	(0.02)
Non-cash compensation	(0.02)	(0.01)	(0.03)	(0.03)	(0.10)
Other income (loss)	—	—	0.00	—	(0.03)

Net income (loss)	$(2.48)	$(1.15)	$0.25	$2.09	$2.91

Diluted average shares outstanding (2)	34,750,770	74,789,885	73,547,450	74,458,013	72,090,798

(1)
As a result of the significant catastrophic activity, as described above, the Company sustained a net loss for the 2005 third quarter. Accordingly, under GAAP, actual diluted net loss per share and actual diluted average shares outstanding for the 2005 third quarter do not include the effect of dilutive securities since the inclusion of such securities is anti-dilutive to per share results. Since the Company reported net income for the 2004 third quarter and the nine months ended September 30, 2005 and 2004, the computation of dilutive average shares outstanding includes dilutive securities for such periods. The 2005 third quarter pro forma results shown above include such dilutive securities in order to make comparisons to prior periods meaningful.

(2)
Per share results and average shares outstanding for the 2005 third quarter actual shown in the table above excludes the effect of dilutive securities (see note 1), while information for the 2005 third quarter pro forma and nine months ended

  September 30, 2005 and 2004 includes the effect of dilutive securities. See page 6 for a further discussion of the calculation of the loss per share on a pro forma basis and Regulation G.

        The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company's insurance and reinsurance subsidiaries for the 2005 third quarter of 117.7% consisted of a loss ratio of 89.9% (including 34.0 points related to the catastrophic activity noted above) and an underwriting expense ratio of 27.8%. The combined ratio for the 2004 third quarter of 103.4% consisted of a loss ratio of 76.4% (including 20.4 points related to the catastrophic activity noted above) and an underwriting expense ratio of 27.0% for the 2004 third quarter. The loss ratio for the 2005 third quarter was comprised of 24.1 points of paid losses, 11.9 points related to reserves for reported losses and 53.9 points related to incurred but not reported reserves.

        In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through September 30, 2005.

        For a discussion of underwriting activities and a review of the Company's results by operating segment, see "Segment Information" in the Supplemental Financial Information section of this release.

        Consolidated cash flow provided by operating activities was $419.9 million for the 2005 third quarter, compared to $509.1 million for the 2004 third quarter, and $1.11 billion for the nine months ended September 30, 2005, compared to $1.35 billion for the nine months ended September 30, 2004. The decrease in operating cash flows in the 2005 periods was due, in part, to a higher level of paid losses as the Company's insurance and reinsurance loss reserves have continued to mature.

        Net investment income increased to $59.3 million for the 2005 third quarter from $40.8 million for the 2004 third quarter, and $162.8 million for the nine months ended September 30, 2005 from $98.1 million for the nine months ended September 30, 2004. The higher level of net investment income in the 2005 periods resulted from a higher level of average invested assets and an increase in the pre-tax investment income yield to 3.6% for the 2005 third quarter, compared to 3.2% for the 2004 third quarter, and 3.4% for the nine months ended September 30, 2005, compared to 2.9% for the nine months ended September 30, 2004. The Company's investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor's quality rating of "AA+" at September 30, 2005 and December 31, 2004. The average effective duration of the Company's investment portfolio was 3.6 years at September 30, 2005, compared to 3.7 years at December 31, 2004, while the imbedded book yield increased to 3.8% at September 30, 2005 from 3.5% at December 31, 2004.

        During the 2005 third quarter, the Company began a securities lending program under which certain of our fixed income portfolio securities are loaned to third parties, primarily major brokerage firms, for short periods of time through a lending agent. Such securities have been reclassified as "Fixed maturities pledged under securities lending agreements.' We maintain control over the securities we lend, retain the earnings, cash flows and interest rate risk associated with the loaned securities and receive a fee from the borrower for the temporary use of the securities. Collateral primarily received in the form of cash is required at a rate of 102% of the market value of the loaned securities including accrued investment income and is monitored and maintained by the lending agent. Such collateral is reinvested and is reflected as "Short-term investment of funds received under securities lending agreements, at fair value.' The Company had $918.9 million of securities on loan at September 30, 2005.

        The effective tax rate on income before income taxes was 9.6% for the nine months ended September 30, 2005, compared to 6.0% for the nine months ended September 30, 2004, while the effective tax rate on pre-tax operating income was 10.5% for the nine months ended September 30, 2005, compared to 6.0% for the nine months ended September 30, 2004. Differences in the effective tax rates in the 2005 and 2004 periods resulted from a change in the relative mix of income reported by jurisdiction. The Company's effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company's quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income for 2005 will be in the range of 8.5% to 11.5%.

        On a pre-tax basis, net foreign exchange gains for the 2005 third quarter of $7.3 million consisted of net unrealized gains of $7.6 million and net realized losses of $0.3 million, compared to net foreign exchange losses for the 2004 third quarter of $1.8 million, which consisted of net unrealized losses of $1.4 million and net realized losses of $0.4 million. Net foreign exchange gains for the nine months ended September 30, 2005 of $20.8 million consisted of net unrealized gains of $21.1 million and net realized losses of $0.3 million, compared to net foreign exchange losses for the nine months ended September 30, 2004 of $1.6 million, which consisted of net unrealized losses of $1.0 million and net realized losses of $0.6 million. The net unrealized gains in the 2005 periods resulted from the effects of revaluing the Company's net insurance liabilities required to be settled in foreign currencies at September 30, 2005. The Company holds investments in foreign currencies, which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the statement of income. For the 2005 periods, the net foreign exchange gains recorded by the Company were essentially offset by decreases in the Company's investments held in foreign currencies.

        At September 30, 2005, the Company's capital of $2.65 billion consisted of senior notes of $300.0 million, representing 11.3% of the total, and shareholders' equity of $2.35 billion, representing the balance. The increase in the Company's capital during the nine months ended September 30, 2005 of $109.6 million was primarily attributable to net income, which more than offset declines in the market value of the Company's investment portfolio primarily due to the effects of higher interest rates.

        Diluted weighted average shares outstanding, which is used in the calculation of net income per share and operating income per share, was 2.4 million shares higher for the nine months ended September 30, 2005 than for the nine months ended September 30, 2004 with the increase primarily due to the full weighting of 4.7 million common shares issued in March 2004 in the 2005 period. The increase was also due to the exercise of stock options and increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under such method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company's common shares increases.

        The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on Friday, October 28, 2005. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company's website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on October 28 through midnight Eastern Time on November 28, 2005. A telephone replay of the conference call also will be available beginning on October 28 at 12:00 p.m. Eastern Time until November 4 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 92254770), and international callers should dial 617-801-6888 (passcode 92254770).

        Arch Capital Group Ltd., a Bermuda-based company with over $2.6 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

        Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission (the "SEC"), and include:

  •
  the Company's ability to successfully implement its business strategy during "soft" as well as "hard" markets;

  •
  acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company's insureds and reinsureds;

  •
  the Company's ability to maintain or improve its ratings, which may be affected by the Company's ability to raise additional equity or debt financings, as well as other factors described herein;

  •
  general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

  •
  competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

  •
  the Company's ability to successfully establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company's business;

  •
  the loss of key personnel;

  •
  the integration of businesses the Company has acquired or may acquire into its existing operations;

  •
  accuracy of those estimates and judgments utilized in the preparation of the Company's financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies, litigation and any determination to use the deposit method of accounting, which, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through September 30, 2005;

  •
  greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company's insurance and reinsurance subsidiaries;

  •
  severity and/or frequency of losses;

  •
  claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in the Company's results of operations;

  •
  acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

  •
  losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company's prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company's periodic reports filed with the SEC;

  •
  availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

  •
  the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

  •
  the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

  •
  changes in accounting principles or the application of such principles by accounting firms or regulators;

  •
  statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers; and

  •
  rating agency policies and practices.

        In addition, other general factors could affect the Company's results, including: (a) developments in the world's financial and capital markets and the Company's access to such markets; (b) changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including, without limitation, any such changes resulting from the recent investigations and inquiries by the New York Attorney General and others relating to the insurance industry and any attendant litigation; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

        All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

        Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company's financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company's business performance. This presentation is a "non-GAAP financial measure" as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

        Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company's operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic, financial and foreign exchange market conditions. Furthermore, certain users of the Company's financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company's investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income.

        Non-cash compensation includes costs related to the Company's capital raising activities and the commencement of the Company's new underwriting initiative in 2001. Since these charges, in large part, do not relate to the Company's current operations, the Company has excluded such charges from operating income. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income. Non-cash compensation also does not have any impact on the Company's shareholders' equity.

        Other income or loss includes amounts generated by certain of the Company's privately held securities which were accounted for under the equity method of accounting prior to the sale of such securities in 2004 and, for the 2004 third quarter, the one-time write down of the carrying value of a subsidiary which was subsequently sold in the 2004 fourth quarter. Under equity method accounting, the Company records a proportionate share of the investee company's net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excluded such amounts from the calculation of operating income.

        The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company's business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company's financial information to analyze the Company's performance in a manner similar to how the Company's management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company's financial information to compare the Company's performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

        In addition, as a result of the significant catastrophic activity described above, the Company sustained a net loss for the 2005 third quarter. Accordingly, based on GAAP, actual diluted net loss per share and actual diluted average shares outstanding for the 2005 third quarter do not include the effect of dilutive securities since the inclusion of such securities is anti-dilutive to per share results. The 2005 third quarter pro forma diluted net loss per share included in this release reflects the effect of such dilutive securities in order to make comparisons to prior periods meaningful. This presentation is a "non-GAAP financial measure" as defined in Regulation G. The reconciliation of such measure to actual diluted net loss per share (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Net premiums written	$787,304	$743,229	$2,310,833	$2,304,463
Increase in unearned premiums	(39,529)	(7,821)	(126,098)	(137,830)

Net premiums earned	747,775	735,408	2,184,735	2,166,633
Net investment income	59,270	40,752	162,846	98,136
Net realized gains (losses)	(10,291)	13,503	(7,725)	20,083
Fee income	2,239	5,853	9,376	14,151
Other income (loss)	—	95	—	(3,248)

Total revenues	798,993	795,611	2,349,232	2,295,755
Expenses
Losses and loss adjustment expenses	672,224	561,602	1,541,678	1,428,111
Acquisition expenses	142,803	137,480	417,474	427,225
Other operating expenses	71,960	70,331	219,593	195,579
Interest expense	5,632	6,334	16,897	12,350
Net foreign exchange (gains) losses	(7,334)	1,787	(20,769)	1,603
Non-cash compensation	641	2,330	2,168	7,724

Total expenses	885,926	779,864	2,177,041	2,072,592
Income (Loss) Before Income Taxes	(86,933)	15,747	172,191	223,163
Income tax expense (benefit)	(642)	(2,282)	16,598	13,397

Net Income (Loss)	($86,291)	$18,029	$155,593	$209,766

Net Income (Loss) Per Share Data
Basic	($2.48)	$0.55	$4.50	$6.82
Diluted	($2.48)	$0.25	$2.09	$2.91
Weighted Average Shares Outstanding
Basic	34,750,770	32,985,085	34,561,131	30,770,428
Diluted	34,750,770	73,547,450	74,458,013	72,090,798

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited) September 30, 2005	December 31, 2004
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2005, $5,201,166; 2004, $5,506,193)	$5,153,953	$5,545,121
Short-term investments available for sale, at fair value (amortized cost: 2005, $485,571; 2004, $155,498)	485,157	155,771
Short-term investment of funds received under securities lending agreements, at fair value	954,684	—
Privately held securities, at fair value (cost: 2005, $5,371; 2004, $17,022)	12,945	21,571

Total investments	6,606,739	5,722,463

Cash	161,759	113,052
Accrued investment income	56,017	57,163
Fixed maturities pledged under securities lending agreements	918,882	—
Premiums receivable	678,335	520,781
Funds held by reinsureds	198,908	209,946
Unpaid losses and loss adjustment expenses recoverable	1,239,815	695,582
Paid losses and loss adjustment expenses recoverable	30,051	26,874
Prepaid reinsurance premiums	334,229	321,422
Deferred income tax assets, net	57,320	58,745
Deferred acquisition costs, net	313,942	278,184
Receivable for securities sold	68,247	5,285
Other assets	262,509	209,257

Total Assets	$10,926,753	$8,218,754

Liabilities
Reserve for losses and loss adjustment expenses	$5,098,327	$3,570,734
Unearned premiums	1,678,198	1,541,217
Reinsurance balances payable	196,728	169,502
Senior notes	300,000	300,000
Deposit accounting liabilities	49,782	44,023
Securities lending collateral	954,684	—
Payable for securities purchased	10,096	53,642
Other liabilities	287,407	297,730

Total Liabilities	8,575,222	5,976,848

Commitments and Contingencies
Shareholders' Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2005, 37,327,502; 2004, 37,348,150)	373	373
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2005, 35,504,734; 2004, 34,902,923)	355	349
Additional paid-in capital	1,575,843	1,560,291
Deferred compensation under share award plan	(5,625)	(9,879)
Retained earnings	800,455	644,862
Accumulated other comprehensive income, net of deferred income tax	(19,870)	45,910

Total Shareholders' Equity	2,351,531	2,241,906

Total Liabilities and Shareholders' Equity	$10,926,753	$8,218,754

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30,
	2005	2004
Preference Shares
Balance at beginning of year	$373	$388
Converted to common shares	(0)	(15)

Balance at end of period	373	373

Common Shares
Balance at beginning of year	349	282
Common shares issued	6	50
Converted from preference shares	0	15

Balance at end of period	355	347

Additional Paid-in Capital
Balance at beginning of year	1,560,291	1,361,267
Common shares issued	2,893	189,542
Exercise of stock options	13,415	5,430
Common shares retired	(1,398)	(3,019)
Other	642	2,064

Balance at end of period	1,575,843	1,555,284

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,879)	(15,004)
Restricted common shares issued	(1,488)	(7,395)
Deferred compensation expense recognized	5,742	10,137

Balance at end of period	(5,625)	(12,262)

Retained Earnings
Balance at beginning of year	644,862	327,963
Net income	155,593	209,766

Balance at end of period	800,455	537,729

Accumulated Other Comprehensive Income
Balance at beginning of year	45,910	35,833
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(64,571)	12,735
Foreign currency translation adjustments, net of deferred income tax	(1,209)	(1,585)

Balance at end of period	(19,870)	46,983

Total Shareholders' Equity	$2,351,531	$2,128,454

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30,
	2005	2004
Comprehensive Income
Net income	$155,593	$209,766
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during period	(74,758)	28,948
Reclassification of net realized gains (losses), net of income taxes, included in net income	10,187	(16,213)
Foreign currency translation adjustments	(1,209)	(1,585)

Other comprehensive income (loss)	(65,780)	11,150

Comprehensive Income	$89,813	$220,916

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)

	(Unaudited) Nine Months Ended September 30,
	2005	2004
Operating Activities
Net income	$155,593	$209,766
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses	9,601	(19,570)
Other (income) loss	—	3,248
Non-cash compensation	6,486	11,719
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	983,360	1,063,950
Unearned premiums, net of prepaid reinsurance premiums	124,174	137,828
Premiums receivable	(157,554)	(124,188)
Deferred acquisition costs, net	(35,758)	(28,758)
Funds held by reinsureds	11,038	8,126
Reinsurance balances payable	27,226	8,471
Accrued investment income	1,146	(19,390)
Paid losses and loss adjustment expenses recoverable	(3,177)	(1,682)
Deferred income tax assets, net	6,649	(8,285)
Deposit accounting liabilities	5,759	29,515
Other liabilities	(9,026)	68,202
Other items, net	(20,023)	13,537

Net Cash Provided By Operating Activities	1,105,494	1,352,489

Investing Activities
Purchases of fixed maturity investments	(6,212,818)	(5,260,351)
Proceeds from sales of fixed maturity investments	5,178,452	3,412,623
Proceeds from redemptions and maturities of fixed maturity investments	282,552	154,094
Sales of equity securities	12,701	13,332
Net (purchases) sales of short-term investments	(317,043)	99,062
Investment of securities lending collateral	(954,684)	—
Purchases of furniture, equipment and other	(10,548)	(13,809)

Net Cash Used For Investing Activities	(2,021,388)	(1,595,049)

Financing Activities
Proceeds from common shares issued	11,415	183,775
Proceeds from issuance of senior notes	—	296,442
Repayment of revolving credit agreement borrowings	—	(200,000)
Securities lending collateral received	954,684	—
Repurchase of common shares	(1,334)	(1,525)

Net Cash Provided By Financing Activities	964,765	278,692

Effects of exchange rate changes on foreign currency cash	(164)	(268)

Increase in cash	48,707	35,864
Cash beginning of year	113,052	56,899

Cash end of period	$161,759	$92,763

Income taxes paid, net	$37,099	$25,304

Interest paid	$11,141	$1,967

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

        The following table provides information on the Company's investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2005	2004	2005	2004
Net investment income yield (at amortized cost)
Pre-tax	3.6%	3.2%	3.4%	2.9%
After-tax	3.4%	3.1%	3.3%	2.7%
	(Unaudited) September 30, 2005	December 31, 2004
Fixed maturities and short-term investments(1)
Average effective duration (in years)	3.6	3.7
Average credit quality (Standard & Poors)	AA+	AA+
Imbedded book yield(2)	3.8%	3.5%
	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2005	2004	2005	2004
Annualized operating return on average equity(3)	NM	NM	8.4%	14.1%

(1)
Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.
(2)
Before investment expenses.
(3)
Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders' equity (calculated using the beginning and ending values during the period). See "Comment on Regulation G" above. The annualized operating returns on average equity based on the 2005 and 2004 third quarter results are not meaningful due to the significant level of catastrophic activity in each period.

Segment Information

        The Company classifies its businesses into two underwriting segments—reinsurance and insurance—and a corporate and other segment (non-underwriting). The Company's reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company's chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

        Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company's consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

        The reinsurance segment consists of the Company's reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

        The insurance segment consists of the Company's insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (primarily non-standard auto prior to the sale of such operations in December 2004, collateralized protection business and certain programs).

        The corporate and other segment (non-underwriting) includes net investment income, other fee income, other income or losses, other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and non-cash compensation. The corporate and other segment also includes the results of the Company's merchant banking operations prior to the sale of such operations in October 2004.

        The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited) Three Months Ended September 30, 2005
	Reinsurance	Insurance	Total
	(U.S. dollars in thousands)
Gross premiums written(1)	$445,628	$617,499	$1,048,042
Net premiums written	409,768	377,536	787,304
Net premiums earned	$407,813	$339,962	$747,775
Policy-related fee income	—	833	833
Other underwriting-related fee income	74	1,332	1,406
Losses and loss adjustment expenses	(371,453)	(300,771)	(672,224)
Acquisition expenses, net	(107,827)	(34,976)	(142,803)
Other operating expenses	(12,397)	(53,444)	(65,841)

Underwriting loss	($83,790)	($47,064)	(130,854)

Net investment income			59,270
Net realized losses			(10,291)
Other expenses			(6,119)
Interest expense			(5,632)
Net foreign exchange gains			7,334
Non-cash compensation			(641)

Income (loss) before income taxes			(86,933)
Income tax benefit			642

Net income (loss)			($86,291)

Underwriting Ratios
Loss ratio	91.1%	88.5%	89.9%
Acquisition expense ratio(2)	26.4%	10.0%	19.0%
Other operating expense ratio	3.0%	15.7%	8.8%

Combined ratio	120.5%	114.2%	117.7%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)
The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Three Months Ended September 30, 2004
(U.S. dollars in thousands)
	Reinsurance	Insurance	Total
Gross premiums written (1)	$412,355	$552,608	$927,658
Net premiums written	394,495	348,734	743,229
Net premiums earned	$403,113	$332,295	$735,408
Policy-related fee income	—	4,915	4,915
Other underwriting-related fee income	184	635	819
Losses and loss adjustment expenses	(329,451)	(232,151)	(561,602)
Acquisition expenses, net	(101,622)	(35,858)	(137,480)
Other operating expenses	(11,562)	(54,264)	(65,826)

Underwriting income (loss)	($39,338)	$15,572	(23,766)

Net investment income			40,752
Net realized gains			13,503
Other fee income, net of related expenses			119
Other income (loss)			95
Other expenses			(4,505)
Interest expense			(6,334)
Net foreign exchange losses			(1,787)
Non-cash compensation			(2,330)

Income before income taxes			15,747
Income tax benefit			2,282

Net income			$18,029

Underwriting Ratios
Loss ratio	81.7%	69.9%	76.4%
Acquisition expense ratio (2)	25.2%	9.3%	18.0%
Other operating expense ratio	2.9%	16.3%	9.0%

Combined ratio	109.8%	95.5%	103.4%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)
The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Nine Months Ended September 30, 2005
(U.S. dollars in thousands)
	Reinsurance	Insurance	Total
Gross premiums written (1)	$1,311,226	$1,701,663	$2,969,487
Net premiums written	1,237,517	1,073,316	2,310,833
Net premiums earned	$1,169,651	$1,015,084	$2,184,735
Policy-related fee income	—	2,482	2,482
Other underwriting-related fee income	4,719	2,175	6,894
Losses and loss adjustment expenses	(804,074)	(737,604)	(1,541,678)
Acquisition expenses, net	(320,722)	(96,752)	(417,474)
Other operating expenses	(35,172)	(167,631)	(202,803)

Underwriting income	$14,402	$17,754	32,156

Net investment income			162,846
Net realized losses			(7,725)
Other expenses			(16,790)
Interest expense			(16,897)
Net foreign exchange gains			20,769
Non-cash compensation		(2,168)

Income before income taxes			172,191
Income tax expense			(16,598)

Net income			$155,593

Underwriting Ratios
Loss ratio	68.7%	72.7%	70.6%
Acquisition expense ratio (2)	27.4%	9.3%	19.0%
Other operating expense ratio	3.0%	16.5%	9.3%

Combined ratio	99.1%	98.5%	98.9%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)
The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Nine Months Ended September 30, 2004
(U.S. dollars in thousands)
	Reinsurance	Insurance	Total
Gross premiums written (1)	$1,361,081	$1,499,693	$2,753,769
Net premiums written	1,309,654	994,809	2,304,463
Net premiums earned	$1,165,037	$1,001,596	$2,166,633
Policy-related fee income	—	12,308	12,308
Other underwriting-related fee income	560	1,059	1,619
Losses and loss adjustment expenses	(767,747)	(660,364)	(1,428,111)
Acquisition expenses, net	(307,015)	(120,210)	(427,225)
Other operating expenses	(31,213)	(152,047)	(183,260)

Underwriting income	$59,622	$82,342	141,964

Net investment income			98,136
Net realized gains			20,083
Other fee income, net of related expenses			224
Other income (loss)			(3,248)
Other expenses			(12,319)
Interest expense			(12,350)
Net foreign exchange losses			(1,603)
Non-cash compensation			(7,724)

Income before income taxes			223,163
Income tax expense			(13,397)

Net income			$209,766

Underwriting Ratios
Loss ratio	65.9%	65.9%	65.9%
Acquisition expense ratio (2)	26.4%	10.8%	19.2%
Other operating expense ratio	2.7%	15.2%	8.5%

Combined ratio	95.0%	91.9%	93.6%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)
The acquisition expense ratio is adjusted to include policy-related fee income.

        The following tables set forth the reinsurance segment's net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended September 30,
	2005		2004
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total
Net premiums written
Casualty (1)	$194,871	47.5%	$222,448	56.4%
Property excluding property catastrophe	92,853	22.7%	57,943	14.7%
Other specialty	56,441	13.8%	51,792	13.1%
Marine and aviation	24,264	5.9%	23,263	5.9%
Property catastrophe	22,008	5.4%	23,052	5.8%
Other	19,331	4.7%	15,997	4.1%

Total	$409,768	100.0%	$394,495	100.0%

Net premiums earned
Casualty (1)	$193,891	47.6%	$212,371	52.7%
Property excluding property catastrophe	72,865	17.9%	68,654	17.0%
Other specialty	71,529	17.5%	64,047	15.9%
Marine and aviation	31,089	7.6%	26,195	6.5%
Property catastrophe	20,387	5.0%	23,357	5.8%
Other	18,052	4.4%	8,489	2.1%

Total	$407,813	100.0%	$403,113	100.0%

Net premiums written
Pro rata	$323,133	78.9%	$288,349	73.1%
Excess of loss	86,635	21.1%	106,146	26.9%

Total	$409,768	100.0%	$394,495	100.0%

Net premiums earned
Pro rata	$304,425	74.6%	$298,309	74.0%
Excess of loss	103,388	25.4%	104,804	26.0%

Total	$407,813	100.0%	$403,113	100.0%

Net premiums written by client location
United States	$245,755	60.0%	$245,538	62.2%
Europe	95,241	23.2%	75,898	19.2%
Bermuda	38,507	9.4%	35,706	9.1%
Canada	17,549	4.3%	22,423	5.7%
Asia and Pacific	5,134	1.2%	5,746	1.5%
Other	7,582	1.9%	9,184	2.3%

Total	$409,768	100.0%	$394,495	100.0%

(1)
Includes professional liability business.

	(Unaudited) Nine Months Ended September 30,
	2005		2004
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total
Net premiums written
Casualty(1)	$566,386	45.8%	$674,624	51.5%
Property excluding property catastrophe	262,389	21.2%	232,519	17.8%
Other specialty	222,458	18.0%	200,323	15.3%
Property catastrophe	75,932	6.1%	94,276	7.2%
Marine and aviation	72,382	5.8%	65,973	5.0%
Other	37,970	3.1%	41,939	3.2%

Total	$1,237,517	100.0%	$1,309,654	100.0%

Net premiums earned
Casualty(1)	$583,551	49.9%	$554,724	47.6%
Property excluding property catastrophe	217,848	18.6%	210,329	18.1%
Other specialty	190,828	16.3%	223,962	19.2%
Property catastrophe	66,916	5.7%	73,968	6.3%
Marine and aviation	73,699	6.3%	68,658	5.9%
Other	36,809	3.2%	33,396	2.9%

Total	$1,169,651	100.0%	$1,165,037	100.0%

Net premiums written
Pro rata	$948,622	76.7%	$899,767	68.7%
Excess of loss	288,895	23.3%	409,887	31.3%

Total	$1,237,517	100.0%	$1,309,654	100.0%

Net premiums earned
Pro rata	$876,563	74.9%	$862,531	74.0%
Excess of loss	293,088	25.1%	302,506	26.0%

Total	$1,169,651	100.0%	$1,165,037	100.0%

Net premiums written by client location
United States	$690,284	55.8%	$748,341	57.1%
Europe	360,706	29.1%	325,558	24.9%
Bermuda	82,885	6.7%	109,661	8.4%
Canada	59,607	4.8%	74,965	5.7%
Asia and Pacific	20,533	1.7%	26,134	2.0%
Other	23,502	1.9%	24,995	1.9%

Total	$1,237,517	100.0%	$1,309,654	100.0%

(1)
Includes professional liability business.

        The following tables set forth the insurance segment's net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended September 30,
	2005		2004
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total
Net premiums written
Casualty	$70,924	18.8%	$67,250	19.3%
Professional liability	66,257	17.5%	52,252	15.0%
Programs	56,335	14.9%	62,327	17.9%
Executive assurance	51,654	13.7%	31,342	9.0%
Construction and surety	50,401	13.3%	45,799	13.1%
Property, marine and aviation	46,407	12.3%	48,886	14.0%
Healthcare	19,507	5.2%	18,036	5.2%
Other	16,051	4.3%	22,842	6.5%

Total	$377,536	100.0%	$348,734	100.0%

Net premiums earned
Casualty	$76,200	22.4%	$57,687	17.4%
Professional liability	54,993	16.2%	51,894	15.6%
Programs	54,392	16.0%	72,239	21.7%
Executive assurance	40,693	12.0%	29,873	9.0%
Construction and surety	46,812	13.8%	45,264	13.6%
Property, marine and aviation	32,484	9.5%	39,446	11.9%
Healthcare	18,099	5.3%	14,676	4.4%
Other	16,289	4.8%	21,216	6.4%

Total	$339,962	100.0%	$332,295	100.0%

Net premiums written by client location
United States	$324,525	86.0%	$327,697	94.0%
Europe	22,680	6.0%	6,627	1.9%
Other	30,331	8.0%	14,410	4.1%

Total	$377,536	100.0%	$348,734	100.0%

	(Unaudited) Nine Months Ended September 30,
	2005		2004
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total
Net premiums written
Casualty	$207,225	19.3%	$183,509	18.4%
Professional liability	174,492	16.3%	145,134	14.6%
Programs	168,126	15.7%	244,304	24.6%
Property, marine and aviation	156,589	14.6%	114,409	11.5%
Construction and surety	142,995	13.3%	111,787	11.2%
Executive assurance	125,815	11.7%	89,357	9.0%
Healthcare	48,569	4.5%	41,830	4.2%
Other	49,505	4.6%	64,479	6.5%

Total	$1,073,316	100.0%	$994,809	100.0%

Net premiums earned
Casualty	$219,153	21.6%	$170,028	17.0%
Professional liability	156,665	15.4%	137,140	13.7%
Programs	162,857	16.0%	262,806	26.2%
Property, marine and aviation	131,567	13.0%	107,800	10.8%
Construction and surety	136,501	13.4%	136,436	13.6%
Executive assurance	105,064	10.4%	92,284	9.2%
Healthcare	51,438	5.1%	38,342	3.8%
Other	51,839	5.1%	56,760	5.7%

Total	$1,015,084	100.0%	$1,001,596	100.0%

Net premiums written by client location
United States	$934,181	87.0%	$959,983	96.5%
Europe	78,981	7.4%	12,886	1.3%
Other	60,154	5.6%	21,940	2.2%

Total	$1,073,316	100.0%	$994,809	100.0%

Discussion of 2005 Third Quarter Performance

        The reinsurance segment incurred an underwriting loss of $83.8 million and a combined ratio of 120.5% for the 2005 third quarter, compared to an underwriting loss of $39.3 million and a combined ratio of 109.8% for the 2004 third quarter. In the 2005 third quarter, the reinsurance segment incurred estimated pre-tax net losses, after reinsurance and net of reinstatement premiums, related to Hurricanes Dennis, Emily, Katrina and Rita and the European Floods of $159.5 million. Before reinsurance, such estimated losses were $235.4 million.

        Gross premiums written for the reinsurance segment were $445.6 million for the 2005 third quarter, compared to $412.4 million for the 2004 third quarter. Net premiums written were $409.8 million for the 2005 third quarter, compared to $394.5 million for the 2004 third quarter. The increase in premium volume was primarily due to approximately $18.0 million of additional premiums written related to adjustments to premium estimates on treaties incepting in 2004 and prior periods. In addition, 2005 premium volume includes $18.2 million of reinstatement premiums written and earned related to the catastrophic events noted above while reinstatement premiums were not significant in 2004. Such items more than offset the reduction in U.S. casualty business as the reinsurance segment responded to changing market conditions. Net premiums earned for the reinsurance segment were $407.8 million for the 2005 third quarter, compared to $403.1 million for the 2004 third quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

        The loss ratio for the reinsurance segment was 91.1% for the 2005 third quarter, compared to 81.7% for the 2004 third quarter. The reinsurance segment's incurred losses for the 2005 third quarter included $177.7 million related to the catastrophic activity noted above (before reinstatement premiums), compared to $109.9 million in losses related to catastrophic activity in the 2004 third quarter. The net increase in catastrophic activity in the 2005 third quarter resulted in a 16.6 point increase in the 2005 third quarter loss ratio. The loss ratio for the 2005 third quarter also reflected estimated net favorable development in prior year loss reserves of $28.2 million, compared to $13.1 million in the 2004 third quarter, with the net development in both periods primarily attributable to property and other short tail business. The net impact of the change in prior year development was a 3.7 point reduction in the 2005 third quarter loss ratio. In addition, the 2005 amount included estimated net favorable development of approximately $6.6 million, or a 1.6 point reduction in the loss ratio, resulting from the commutation of a treaty. This effect was substantially offset by additional profit commissions payable that increased acquisition expenses by $4.5 million, or 1.1 points of the acquisition expense ratio.

        The underwriting expense ratio for the reinsurance segment was 29.4% in the 2005 third quarter, compared to 28.1% in the 2004 third quarter. The acquisition expense ratio for the 2005 third quarter was 26.4%, compared to 25.2% for the 2004 third quarter. The 2005 third quarter ratio included 1.1 points related to the commutation of a non-traditional treaty noted above.

        The insurance segment incurred an underwriting loss of $47.1 million and a combined ratio of 114.2% for the 2005 third quarter, compared to underwriting income of $15.6 million and a combined ratio of 95.5% for the 2004 third quarter. In the 2005 third quarter, the insurance segment incurred estimated pre-tax net losses, after reinsurance and net of reinstatement premiums, related to Hurricanes Dennis, Emily, Katrina and Rita and the European Floods of $96.5 million. Before reinsurance, such estimated losses were $408.4 million.

        Gross premiums written for the insurance segment were $617.5 million for the 2005 third quarter, compared to $552.6 million for the 2004 third quarter. The growth in gross premiums written in the 2005 third quarter primarily resulted from contributions in the property, executive assurance and professional liability lines from the insurance segment's European operations, which became fully operational in the 2004 third quarter. In addition, growth in certain U.S. specialty lines, mainly in the property and executive assurance lines, was partially offset by a lower level of premiums written in 2005 resulting from the sale of the insurance segment's non-standard auto insurance operations in late 2004.

        Ceded premiums written were 38.9% of gross premiums written for the 2005 third quarter, compared to 36.9% for the 2004 third quarter. The insurance segment's property business was a higher percentage of written premium in the 2005 third quarter than in the 2004 period. As a higher percentage of property business is ceded to third parties than most other lines, this had the effect of increasing the ceded ratio in the 2005 third quarter. The 2005 third quarter included $20.0 million of ceded premiums written, or 3.2 points of gross premiums written, related to reinstating catastrophe covers following the catastrophic events noted above. In addition, the ceded ratio on property business increased in the 2005 period as the insurance segment built capacity in order to increase its penetration of global businesses, primarily through the use of reinsurance, as well as the cession of 30% of certain program business with effective dates subsequent to March 31, 2004.

        Net premiums written for the insurance segment were $377.5 million for the 2005 third quarter, compared to $348.7 million for the 2004 third quarter, with the increase due to the reasons discussed above. Net premiums earned for the insurance segment were $340.0 million for the 2005 third quarter, compared to $332.3 million for the 2004 third quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

        The loss ratio for the insurance segment was 88.5% for the 2005 third quarter, compared to 69.9% for the 2004 third quarter. The insurance segment's incurred losses for the 2005 third quarter included $76.5 million related to the catastrophic activity noted above (before reinstatement premiums), compared to $40.2 million in losses related to catastrophic activity in the 2004 third quarter. The net increase in catastrophic activity in the 2005 third quarter resulted in a 10.7 point increase in the 2005 third quarter loss ratio. The loss ratio for the 2005 third quarter also reflected estimated net adverse development in prior year loss reserves of $3.8 million, primarily in property, marine and lenders business, compared to $7.8 million of favorable development in the 2004 third quarter. The net impact of the change in prior year development was a 3.4 point increase in the 2005 third quarter loss ratio.

        The underwriting expense ratio for the insurance segment was 25.7% in the 2005 third quarter, compared to 25.6% in the 2004 third quarter. The acquisition expense ratio was 10.0% for the 2005 third quarter, compared to 9.3% for the 2004 third quarter. The acquisition expense ratio is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The increase in the acquisition expense ratio was primarily due to the increased contribution from the insurance segment's European operations, which had a higher acquisition expense ratio than the insurance segment's U.S. operations. The insurance segment's other operating expense ratio for the 2005 third quarter was 15.7%, compared to 16.3% for the 2004 third quarter. The decrease in the operating expense ratio was primarily due to the contribution from the insurance segment's European operations.

Calculation of Book Value Per Share

        The following book value per share calculations are based on shareholders' equity of $2.35 billion and $2.24 billion at September 30, 2005 and December 31, 2004, respectively. The shares and per share numbers set forth below exclude the effects of 5,859,027 and 6,172,199 stock options, nil and 150,000 Class B warrants and 95,500 and 84,992 restricted stock units outstanding at September 30, 2005 and December 31, 2004, respectively.

	(Unaudited) September 30, 2005		December 31, 2004
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares(1)	35,504,734	$44.15	34,902,923	$41.76
Series A convertible preference shares	37,327,502		37,348,150

Total	72,832,236	$32.29	72,251,073	$31.03

(1)
Book value per common share at September 30, 2005 and December 31, 2004 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $783.9 million and $784.3 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

        Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the "Subscription Agreement"), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.

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  Exhibit 99.1
ARCH CAPITAL GROUP LTD. Earnings Release Supplement As of September 30, 2005 Index to Supplement
ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (U.S. dollars in thousands, except share data)
ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (U.S. dollars in thousands, except share data)
ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (U.S. dollars in thousands)
ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (U.S. dollars in thousands)
ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (U.S. dollars in thousands)
ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL INFORMATION